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EXHIBIT 99.1 Press Release

Source: Bravo! Foods International Corp.

Bravo! Foods Announces Production Agreement with HP Hood LLC

Monday September 25, 11:14 am ET

NORTH PALM BEACH, Fla., Sept. 25 /PRNewswire-FirstCall/ -- Bravo! Foods International Corp. (OTC Bulletin Board: BRVO - News), a brand development and marketing company that promotes and distributes vitamin-fortified, flavored milk drinks and other beverages, announced today that it has signed a six year production agreement with HP Hood LLC.

Under the terms of the agreement, the parties have agreed to annual volume commitments of 70 million bottles of Bravo!'s various lines of shelf-stable, single-serve flavored milk beverages. Production is expected to commence in October 2006 and ramp up quickly. The first shipment of approximately 3.8 million bottles is anticipated for November 2006 with full volume shipments of 70 million forecast for 2007.

HP Hood LLC of Chelsea, Massachusetts is one of only three dairy processors in the United States that has approval of the United States Food and Drug Administration to produce aseptic shelf stable milk in bottles. Bravo! has contracted with Hood for the production of Bravo!'s products through 2012.

Roy Warren, Chief Executive Officer, commented, "We are extremely pleased that Hood, with 160 years in the dairy business, will be providing additional production capacity for the Bravo! Slammers. The additional production capacity from Hood is another milestone for Bravo! and brings our total contracted production capacity close to 160 million units." Added, Mr. Warren, "Production for the Bravo! Slammers will be in Hood's Winchester, Virginia facility which complements our current production in the mid-west and Canada."

John Kaneb, Chairman, President and CEO of HP Hood LLC commented, "We are excited about working with an innovative company like Bravo! and look forward to a long and rewarding relationship."

About the Company

Bravo! Foods International Corp. develops, brands, markets, distributes and sells nutritious, flavored milk products throughout the 50 United States, Great Britain and various Middle Eastern countries. Bravo!'s products are available in the United States and internationally through production agreements with regional aseptic milk processors and are currently sold under the brand names Slammers(R) and Bravo!(TM). Bravo!'s Slammers(R) products are available nationwide in popular chains such as: 7-Eleven, A&P, Dutch Farms, Giant Food Stores, Jewel, Kings , Pathmark, Safeway, Sam's Club, Shaw's, ShopRite, Speedway, SuperTarget, Unified, Waldbaums and Walgreens.

Many of Bravo! Foods' Slammers(R) lines of shelf-stable, single-serve milk drinks are co-branded through exclusive partnerships with Masterfoods, a division of Mars Incorporated, and MD Enterprises (Moon Pie(R)), providing superior name recognition packaged with quality, great-tasting drinks.
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On November 1, 2005, Coca-Cola Enterprises, Inc. began distribution of the
Slammers(R) Masterfoods line, as well as the Bravo!'s Slim Slammers(R) and Pro Slammers(TM) products, under a Master Distribution Agreement with Bravo!

For more information, visit: http://www.bravobrands.com . Forward Looking Statements

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

Company Contact
Jeffrey J. Kaplan, Chief Financial Officer
(561) 625-1411

Investor Relations Contact:
Integrated Corporate Relations
Kathleen Heaney (203) 803-3585

Source: Bravo! Foods International Corp.